Exhibit 5.8

FIRM / AFFILIATE OFFICES
Barcelona	New Jersey
Brussels	New York
Chicago	Northern Virginia
Frankfurt	Orange County
Hamburg	Paris
Hong Kong	San Diego
London	San Francisco
Los Angeles	Shanghai
Madrid	Silicon Valley
Milan	Singapore
Moscow	Tokyo
Munich	Washigtion,D.C.
January 5, 2007
Avago Technologies Finance Pte. Ltd.
1 Yishun Avenue 7
Singapore 768923
(“Avago”)

RE:	Registration Statement on Form F-4 Relating to $500,000,000 Aggregate Principal Amount of 10-1/8% Senior Notes due 2013, $250,000,000 Aggregate Principal Amount of Senior Floating Rate Notes due 2013 and $250,000,000 Aggregate Principal Amount of 11-7/8% Senior Subordinated Notes due 2015
Ladies and Gentlemen:
          We have acted as Japanese special counsel to Avago Technologies Japan, Ltd., a joint stock company (kabushiki kaisha) organized under the laws of Japan (the “Company”) in connection with the issuance by Avago, a Singapore private limited company, Avago Technologies U.S. Inc., a Delaware corporation, and Avago Technologies Wireless (U.S.A.) Manufacturing, Inc., a Delaware corporation (collectively, the “Issuers”), in connection with the issuance of up to $500,000,000 aggregate principal amount of 10-1/8% Senior Notes due 2013 (the “Fixed Rate Senior Notes”), $250,000,000 in aggregate principal amount of Senior Floating Rate Notes due 2013 (the “Floating Rate Senior Notes” and, together with the Fixed Rate Senior Notes, the “Senior Notes”) and $250,000,000 in aggregate principal amount of 11-7/8% Senior Subordinated Notes due 2015 (the “Senior Subordinated Notes” and, together with the Senior Notes, the “Notes”), and the guarantees of the Notes (the "Guarantees”) by each of the entities listed on Schedule A hereto (the “Guarantors”), under an indenture for the Senior Notes, dated as of December 1, 2005, as supplemented on April 11, 2006 and January 3, 2007 (the “Senior Note Indenture”), among the Issuers, the Guarantors and The Bank of New York as trustee (the “Trustee”), and an indenture for the Senior Subordinated Notes, dated as of December 1, 2005, as supplemented on April 11, 2006 and January 3, 2007 (the “Senior Subordinated Note Indenture” and, together with the Senior Note Indenture, the “Indentures”), among the Issuers, the Guarantors and the Trustee, and pursuant to a Registration Statement on Form F-4 under the Securities Act of 1933, as amended (the “Act”), filed with the

Securities and Exchange Commission (the “Commission”), as amended from time to time, (the "Registration Statement”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or Prospectus (as defined below), other than as to due authorization and due execution of the Guarantee of the Company.
     The Notes and the Guarantees will be issued in exchange for the outstanding 10-1/8% Senior Notes due 2013, Senior Floating Rate Notes due 2013 and 11-7/8% Senior Subordinated Notes due 2015 (collectively, the “Outstanding Notes”), and the guarantees thereof, on the terms set forth in the prospectus contained in the Registration Statement (the “Prospectus”) and the letter of transmittal filed as Exhibit 99.1 to the Registration Statement.
     As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. We have examined, among others, the following:
     (a) The Indentures;
     (b) A certified copy of the commercial register (rireki jiko zenbu shomeisho) of the Company as of December 4, 2006;
     (c) A certified copy of the articles of incorporation of the Company (teikan);
     (d) A certified copy of the minutes of the meeting of the board of directors of the Company held on November 21, 2005;
     (e) A copy of the power of attorney issued by the representative director of the Company authorizing Messrs. Adam H. Clammer, Kenneth Y. Hao and William Cornog;
     (f) An officer’s certificate of the Company, dated December 1, 2005, executed by Messrs. Adam H. Clammer and Kenneth Y. Hao; and
     (g) An officer’s certificate of the Company, dated December 15, 2006, executed by Mr. Masaaki Koike.
          The documents described in subsections (c) through (g) above are referred to herein collectively as the “Governing Documents.”
          With your consent we have relied upon the foregoing, including the representations and warranties of the Company in the Indentures, and upon certificates of officers of the Company, with respect to certain factual matters. We have not independently verified such factual matters.

          We are opining herein as to the effect on the subject transaction only of the laws of Japan as applied by the Japanese courts as at the date hereof and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction. Our opinions herein are based upon our consideration of only those statutes, rules and regulations that, in our experience, are normally applicable to notes offerings, provided that no opinion is expressed as to tax, securities laws, antitrust and unfair competition regulation laws, insolvency laws, antifraud laws, foreign exchange and foreign trade regulation laws, legal services regulation laws, margin regulations, stock exchange or over-the-counter market rules, labor laws, pension or employee benefit laws, intellectual property laws, compliance with fiduciary duty requirements, usury laws, environmental laws, health and safety regulation laws, privacy laws or other laws excluded by customary practice. We express no opinion as to any laws or regulations applicable to the subject transactions because of the nature or extent of the business of any parties to the Indentures or any of their affiliates.
          Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:
          1. The Company is a joint stock corporation (kabushiki kaisha) validly existing under the laws of Japan, with corporate power and authority to enter into the Indentures and perform its obligations thereunder.
          2. The execution, delivery and performance of the Indentures including the Guarantees by the Company have been duly authorized by all necessary corporate action of the Company, and the Indentures have been duly executed and delivered by the Company.
          3. The execution and delivery of the Indentures by the Company and the performance of the obligations of the Company under the Indentures including the Guarantees on the date hereof do not:
          (i) violate the provisions of the Governing Documents of the Company;
          (ii) violate any statute, rule or regulation applicable to the Company; or
          (iii) require any consents, approvals, or authorizations to be obtained by the Company, or any registrations, declarations or filings to be made by the Company, under any statute, rule, regulation applicable to the Company.
         In this opinion, legal concepts under Japanese law are expressed in the English language, but not in the original Japanese language. Legal concepts in the English language used herein as they exist under the laws of jurisdictions other than Japan may or may not fully and correctly express the meanings of the original legal concepts expressed in the original Japanese language, and accordingly, this opinion may be relied upon under the express condition that, should there arise any questions as to the interpretation, or scope of application, of the legal concepts used herein, such concepts shall be governed by and construed in accordance with

Japanese law and in the original Japanese language that corresponds to expressions shown herein in the English language.
          With your consent, we have assumed for purposes of this opinion that: (i) all signatures and seal impressions, if any, are genuine, and all natural persons executing documents have sufficient legal capacity (ishi nouryoku); (ii) all documents submitted to us as originals are authentic and complete, and all documents submitted to us as copies are in exact conformity with the authentic and complete original documents; (iii) all parties to the Indentures other than the Company are duly organized, validly existing and in good standing, if applicable, under the laws of their respective jurisdictions of organization; (v) all parties to the Indentures other than the Company have the requisite power and authority to execute and deliver the Indentures and to perform their respective obligations under the Indentures to which they are a party; (vi) the Indentures have been duly authorized, executed and delivered by all the parties thereto other than the Company; (vii) each of the Indentures constitutes legally valid and binding obligations of the parties thereto, enforceable against them in accordance with its terms under the laws governing such Indenture and the parties thereto; (viii) there are no other terms and conditions agreed among the parties to the Indentures that would affect or qualify our opinion set out herein; (ix) since the date of their execution, none of the Indentures have been in any way altered, whether by written or oral agreement or otherwise; and (x) there is no provision in the laws or regulations of any jurisdiction other than Japan that would affect or qualify our opinion set out herein.
          This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading “Legal Matters” in the prospectus contained therein.
Very truly yours,
/s/ Latham & Watkins GJE
Latham & Watkins Gaikokuho Joint Enterprise

Schedule A

State or Other Jurisdiction of Incorporation or
Name	Organization
Avago Technologies ECBU IP (Singapore) Pte. Ltd.	Singapore

Avago Technologies Enterprise IP (Singapore) Pte. Ltd.	Singapore

Avago Technologies Fiber IP (Singapore) Pte. Ltd.	Singapore

Avago Technologies General IP (Singapore) Pte. Ltd.	Singapore

Avago Technologies International Sales Pte. Limited	Singapore

Avago Technologies Manufacturing (Singapore) Pte. Ltd.	Singapore

Avago Technologies Sensor IP Pte. Ltd.	Singapore

Avago Technologies Wireless IP (Singapore) Pte. Ltd.	Singapore

Avago Technologies Sensor (U.S.A.) Inc.	Delaware

Avago Technologies U.S. R&D Inc.	Delaware

Avago Technologies Wireless (U.S.A.) Inc.	Delaware

Avago Technologies (Malaysia) Sdn. Bhd.	Malaysia

Avago Technologies Enterprise Holding (Labuan) Corporation	Labuan

Avago Technologies Fiber Holding (Labuan) Corporation	Labuan

State or Other Jurisdiction of Incorporation or
Name	Organization
Avago Technologies Imaging Holding (Labuan) Corporation	Labuan

Avago Technologies Storage Holding (Labuan) Corporation	Labuan

Avago Technologies Wireless Holding (Labuan) Corporation	Labuan

Avago Technologies Holdings B.V.	Netherlands

Avago Technologies Wireless Holdings B.V.	Netherlands

Avago Technologies Canada Corporation	Canada

Avago Technologies GmbH	Germany

Avago Technologies Italy S.r.l.	Italy

Avago Technologies Japan, Ltd.	Japan

Avago Technologies Mexico, S. de R.L. de C.V.	Mexico

Avago Technologies UK Limited	England